Exhibit 99.1

BUSINESS

The following information updates certain aspects of our business, but does not purport to be a complete description of our business and operations.  The updated information below should be read in conjunction with our other filings with the SEC.

Overview

We are a biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products. Our current development efforts are focused on products that treat gastrointestinal infections and related diseases where current therapies have limitations, including limited efficacy, serious adverse side effects, drug-to-drug interactions, difficult patient compliance and bacterial resistance.  We currently have two late-stage anti-infective product candidates, fidaxomicin and Pruvel™ (prulifloxacin).

Fidaxomicin, our lead product candidate, is a narrow spectrum antibiotic with minimal systemic absorption. We are developing fidaxomicin as a treatment for Clostridium difficile-infection, or CDI, the most common nosocomial, or hospital acquired, diarrhea. We currently hold rights to fidaxomicin in all regions of the world except for Europe and certain other countries in the Middle East, Africa and the Commonwealth of Independent States, or CIS.

In February 2011, we entered into an exclusive collaboration and license agreement with Astellas Pharma Europe Ltd., or Astellas, to develop and commercialize fidaxomicin in Europe and certain other countries in the Middle East, Africa and the CIS, which we refer to as the Astellas territory. In return for an exclusive license to fidaxomicin in the Astellas territory, Astellas is obligated to pay us an upfront cash payment of 50 million Euros and we are eligible to receive additional cash payments totaling up to 115 million Euros upon the achievement of certain regulatory and commercial milestones.  Furthermore, we will be entitled to receive escalating double-digit royalties ranging from the high teens to low twenties on net sales of fidaxomicin in the Astellas territory, if approved.  Astellas will be responsible for all future costs associated with the development and commercialization of fidaxomicin in the Astellas territory including the costs associated with the Marketing Authorization Application, or MAA, for fidaxomicin in Europe.  In connection with the collaboration and license agreement, we also entered into a supply agreement with Astellas pursuant to which we will be the exclusive supplier of fidaxomicin to Astellas in the Astellas territory and Astellas is obligated to pay us an amount equal to cost plus an agreed mark-up for such supply.

In July 2010, we filed, and in August 2010 the European Medicines Agency, or EMA, accepted for review an MAA to permit marketing of fidaxomicin in Europe.  In September 2010, we began a submission to the United States Food and Drug Administration, or FDA, of a rolling New Drug Application, or NDA, and in November 2010 we completed the submission of our NDA. In January 2011, the FDA accepted our NDA filing for the treatment of CDI and for reducing the risk of recurrence when used for treatment of initial CDI. The FDA has also granted our request for six-month priority review, and has assigned a Prescription Drug User Fee Act, or PDUFA, goal date of May 30, 2011 for its review of the NDA.  The FDA also informed us that it plans to discuss the NDA at a meeting of its Anti-Infective Drugs Advisory Committee currently scheduled for April 5, 2011.

We have completed two fidaxomicin Phase 3 trials which showed that fidaxomicin achieved the primary endpoint of clinical cure and demonstrated a significantly lower recurrence rate and significantly higher global cure rate (defined as cure with no recurrence within four weeks of completing therapy) compared to Vancocin, the only FDA-approved antibiotic for the treatment of CDI.  In the two Phase 3 trials, among subjects who had experienced a prior CDI episode and recurred within three months of entering the study, treatment with fidaxomicin resulted in a 47% reduction in repeat CDI recurrence compared to Vancocin (p=0.045).  The data also indicated that treatment with fidaxomicin significantly improved the recurrence rate and global cure rate in CDI patients requiring concomitant antibiotics compared to Vancocin.  Fidaxomicin was also well-tolerated in the trials. In February 2011, the New England Journal of Medicine published results from the first Phase 3 trial.  We have also reported additional data from the second Phase 3 trial showing a clinically meaningful reduction in recurrence rates and higher global cure rates compared to Vancocin in both the hyper-virulent BI/NAP1/027 and the non-BI strain type subgroups. Clinical cure rates for fidaxomicin and Vancocin were similar in these two strain type subgroups.

Pruvel is a prodrug in the fluoroquinolone class of antibiotics, a widely-used class of broad-spectrum antibiotics. We are developing Pruvel as a treatment for infectious diarrhea.  In July 2008, we reported positive top-line data from the first Phase 3 trial conducted in Mexico and Peru and in February 2009, we reported positive top-line data from the second Phase 3 trial conducted in India, Guatemala and Mexico.  The top-line analysis of data from these studies showed that Pruvel met the primary endpoint of time to last unformed stool, or TLUS, compared to placebo. On November 9, 2010, due to a higher than expected incidence of cutaneous rash during the course of a study of the possible interaction between Pruvel and antacids, we informed the FDA that we were voluntarily terminating the research study.  All reported events of cutaneous rash from the drug interaction study were mild or moderate in severity and required little or no treatment and all resolved completely.   We are currently conducting an investigation into the cause of the rash prior to initiating any new study with Pruvel. Rashes are a known and infrequent side effect of fluoroquinolone antibiotics, such as Pruvel, and rashes occurred at or below the rate generally expected for other fluoroquinolones in both of our previous Pruvel Phase 3 clinical trials.  Pending the results of our investigation, we are not currently able to estimate when we will initiate any new study or the extent of the delay in our planned submission of an NDA for Pruvel. We currently hold rights to commercialize Pruvel in the United States, and it is sold by other parties in Japan, Italy and certain other European countries.

We are developing additional product candidates using our proprietary technology, including our Optimer One-Pot Synthesis, or OPopS™ drug discovery platform. OPopS is a computer-aided technology that allows the development of potential drug candidates through carbohydrate mediated medicinal chemistry and enables the rapid synthesis of a wide variety of proprietary molecules. It includes GlycoOptimization, which enables the modification of a carbohydrate group on an existing drug to improve its properties, and De Novo Glycosylation, which introduces new carbohydrate groups on existing drugs to create new patentable compounds with improvement of pharmacokinetics.

We previously acquired exclusive rights to OPT-822/821, a combination of a novel carbohydrate-based cancer immunotherapy together with an adjuvant, which we licensed from Memorial Sloan-Kettering Cancer Center, or MSKCC.  In October 2009, we assigned to our subsidiary, Optimer Biotechnology, Inc., or OBI, certain of our patent rights and know-how related to OPT-822/821 and also assigned to OBI our rights and obligations under a related license agreement with MSKCC. In April 2010, OBI filed an investigational new drug application, or IND, in Taiwan for OPT-822/821, and in January 2011, OBI initiated a Phase 2/3 clinical trial for the treatment of metastatic breast cancer which it intends to conduct in Taiwan, South Korea, Hong-Kong and Singapore.  Other potential indications for OPT-822/821 are being evaluated.  We have the right to receive up to $10 million from OBI in future milestone payments related to the development of OPT-822/821 as well as royalties on net sales of this product candidate.  We anticipate that in February 2011, pursuant to an amendment to an October 2009 financing agreement, OBI will sell newly-issued shares of its common stock for gross proceeds of approximately 462.0 million New Taiwan Dollars (approximately $16.0 million based on current exchange rates).  We also anticipate that we will purchase 277.2 million New Taiwan Dollars (approximately $9.6 million based on current exchange rates) of the shares expected to be issued in the financing, such that we will maintain a 60% equity interest in OBI after the financing.

We were incorporated in November 1998. We have one majority-owned subsidiary, OBI, which is located and incorporated in Taiwan.  In this disclosure, “Optimer Pharmaceuticals,” “Optimer,” “we,” “us” and “our” refer to Optimer Pharmaceuticals, Inc. and OBI on a consolidated basis, unless the context otherwise provides.  Our principal offices are in San Diego, California and we recently expanded our operations to include additional office space in Jersey City, New Jersey.

Our Product Candidates

We believe that our product candidates may offer advantages over existing antibiotics in terms of efficacy, safety, bacterial resistance and dosing convenience. We also believe that the markets for these product candidates present us with significant commercial opportunities. Our product candidates are in various stages of development and none have been approved for commercial sale. Our ability or our licensees’ ability to obtain regulatory approval of any of our product candidates requires us or our licensees to successfully complete the clinical development of each such product candidate and demonstrate through data submissions the safety and efficacy of the product candidate to the satisfaction of the FDA and comparable foreign regulatory authorities. Clinical trials involve a lengthy and expensive process with an uncertain outcome, and efficacy and safety data of earlier studies and trials may not be predictive of future trial results.

Our current product candidate portfolio consists of the following:

Product Candidate	Target Indications	Development Status	Commercial Rights
Anti-Infectives
Fidaxomicin	CDI treatment	NDA and MAA submitted; PDUFA goal date of May 30, 2011	Optimer - worldwide except Astellas territory; Astellas – Astellas territory
	CDI oral suspension	Pre-clinical

	CDI prophylaxis	Proof of concept trial (1)

Pruvel™ (prulifloxacin)	Infectious diarrhea	Investigating interaction with antacids; NDA preparation; Two Phase 3 trials completed	Optimer U.S.

CEM-101 (OP-1068)	Respiratory tract infections	Phase 2	Cempra worldwide (2)

Other Therapeutic Areas
OPT-822/821	Breast cancer	Phase 2/3	Licensed to OBI (3)

(1)                    A proof-of-concept trial is an exploratory clinical trial to provide or establish evidence that a product candidate is efficacious for a target indication.

(2)                    We granted to Cempra an exclusive worldwide license, except in countries in the Association of Southeast Asian Nations, or ASEAN.  We have the right to receive royalties from Cempra on any sales of CEM-101 (OP-1068) outside of ASEAN countries.

(3)                    We have the right to receive royalties from OBI on any sales of OPT-822/821.

Fidaxomicin

Overview. We are initially developing fidaxomicin for the treatment of infections caused by Clostridium difficile, or C. difficile, bacteria. Fidaxomicin is a differentiated antibiotic for the treatment of CDI, the most common nosocomial diarrhea. Specifically, fidaxomicin has a narrow spectrum of activity against certain gram-positive bacteria.  Pre-clinical data indicates that fidaxomicin is bactericidal and acts by inhibiting RNA polymerase, a bacterial enzyme.  Fidaxomicin has also been shown to inhibit the growth of other potentially harmful bacteria such as Staphylococci, common bacteria that reside on the skin and in the GI tract, and Enterococci, common bacteria that reside in the GI tract.

Clostridium Difficile Infections. CDI has become a significant medical problem in hospitals, long-term care facilities, and in the community and is estimated to afflict more than 700,000 people each year in the United States.  CDI is a serious illness resulting from infection of the inner lining of the colon by C. difficile bacteria, that produce toxins that cause inflammation of the colon, severe diarrhea and, in serious cases, death. Patients typically develop CDI from the use of broad-spectrum antibiotics that disrupt normal gastrointestinal (gut) flora, thus allowing C. difficile bacteria to flourish and produce toxins.

Current therapeutic options for CDI include the off-label use of metronidazole and oral vancomycin, the latter being the only FDA-approved treatment for CDI.  However, approximately 20% to 30% of CDI patients who initially respond to these treatments experience a clinical recurrence following cessation of the CDI treatment.

Primary risk factors for CDI include broad-spectrum antibiotic use (such as cephalosporins and fluoroquinolones), older age (over 65) and exposure to emerging hyper-virulent strains (BI/NAP1/027, 078, 001) of C. difficile. The increasing incidence of CDI, along with high rates of both treatment failures and recurrences with current therapies have resulted in greater awareness and concern about CDI among medical professionals and public health officials.

Outbreaks and illness related to C. difficile generally occur during or after therapy with broad-spectrum antibiotics. Broad-spectrum antibiotics can cause CDI by disrupting normally present gastrointestinal bacteria, or gut flora, thereby allowing C. difficile to proliferate. Studies have suggested that the use of proton pump inhibitors, or PPIs, a widely used group of heartburn drugs, may also be linked to C. difficile infections. CDI accounts for up to 33% of antibiotic-associated diarrhea incidences as well as many cases of antibiotic-associated colitis, or inflammation of the colon. C. difficile can be transmitted by direct or indirect contact with infected patients via spores that can live for months on dry surfaces.

We believe that the incidence of CDI may be higher than what is currently being reported because many hospitals are not required to and do not report incidents of CDI. For example, a survey conducted in May 2008 through August 2008 by the Association for Professionals in Infection Control and Epidemiology, or APIC, showed that 13 out of every 1,000 inpatients were either infected or colonized with C. difficile (94.4% infected) which is 6.5 to 20 times higher than previous incidence estimates.

Additionally, recent reports indicate that the incidence of community-acquired CDI cases may be increasing. For example, a study conducted in one major U.S. city and cited at the 2006 Interscience Conference on antimicrobial Agents and Chemotherapy, or ICAAC, reported that the percentage of CDI cases found to be community-acquired increased from 12% in 2003 to 22% in 2004 and to 29% in 2005.  A recently published survey conducted by a Veterans Affairs hospital in North Carolina showed that 35% patients with CDI experienced onset of the disease in the community. In the community, exposure to CDI is believed to occur through household contacts of persons with diarrhea, or ingestion of contaminated food or soil.  Some animals, including domesticated pets, may also carry C. difficile.

According to a study cited in the New England Journal of Medicine, the increased rates of CDI and severity of the disease may be caused by a combination of factors, including the excessive use of antibiotics, a growing population over the age of 65 and the impact of new hyper-virulent strains of C. difficile. Recent CDI studies have demonstrated increasing frequency of new hyper-virulent strains, which can increase the risk of clinical failure, recurrence and mortality. The analysis of C. difficile isolates from our first Phase 3 trial presented at the 2009 ICAAC meeting demonstrated that even though the BI hyper-virulent group continues to be dominant in North America, 60% of the strains analyzed belonged to non-BI groups including G, J, K and Y groups. Hyper-virulent strains are also a growing concern in Europe.

Generally, CDI results in longer hospital stays and increases average patient cost which is often not reimbursed to the hospital. In more complicated cases of CDI, hospitalization may be prolonged by up to two weeks. A recent analysis suggests that patients with CDI have their hospital stay extended by at least 3 days compared with patients without the infection, with the incremental cost of approximately $13,700 per patient. The total annual costs associated with hospital cases of CDI in United States are estimated at $3.2 billion.  According to the data presented at the 2006 ICAAC, CDI results in an estimated increase in average patient cost of over $6,000 per patient in the United Kingdom and the total projected annual cost for treating the disease in Europe is approximately $3.8 billion.

Physicians often care for patients with CDI by discontinuing previously administered broad-spectrum antibiotics, if possible, and providing supportive care such as fluid and electrolyte replacement. If these measures fail, the standard therapy for CDI includes the administration of metronidazole and/or oral vancomycin.

Current Treatments and Limitations. Metronidazole is generally used for patients in the United States and Europe experiencing their first episode or first recurrent episode of CDI.   Metronidazole is a generic drug that is used off-label to treat CDI due to its low cost and historical efficacy. The typical treatment regimen for metronidazole is 250 mg every six hours, for a minimum of ten days. Metronidazole can be associated with numerous adverse side effects such as seizures, toxic reactions to alcohol, leukopenia, or reduction of white blood cells, neuropathy, a disease affecting one or more nerves, unpleasant taste and dry mouth.

Oral vancomycin is used in the United States and also in Europe and Japan for the treatment of CDI. As a result of its broad antibacterial activity, intravenously administered vancomycin is frequently used for certain other life-threatening infections caused by multi-drug resistant bacteria such as vancomycin-resistant Enterococci, or VRE. In an effort to slow the continuing emergence of vancomycin-resistant bacteria, the medical community discourages the use of the drug for the treatment of CDI except for patients who are not responding to metronidazole, for patients with severe, life-threatening colitis or for patients with risk factors that are predictive of negative treatment outcomes.  Despite these recommendations, based on our survey of 131 U.S. hospital physicians, hospital physicians would intend to prescribe oral vancomycin approximately 37% of the time, compared to our estimate of an approximately 27% expected prescription rate per the treatment guidelines.  In addition, our internal market research suggests that hospitals in the U.S. are increasing oral use of generic reconstituted intravenous vancomycin relative to the use of branded oral vancomycin capsules, or Vancocin.  Oral vancomycin’s recommended treatment protocol is 125 mg or 250 mg doses every six hours, for approximately ten days.

Both metronidazole and oral vancomycin have shortcomings as treatments for CDI including:

•                  Limited Efficacy. A controlled study conducted in North America and reported in 2007 showed that approximately 19% of CDI patients treated with oral vancomycin and 28% of CDI patients treated with metronidazole do not respond to therapy, and these patients are at risk of developing more severe CDI.

•                  High Recurrence Rate. Approximately 25% of CDI patients who initially respond to oral vancomycin and approximately 27% of CDI patients who initially respond to metronidazole experience a clinical recurrence following the cessation of antibiotic administration.

•                  Bacterial Resistance. Widespread use of oral vancomycin is discouraged for the treatment of CDI in some hospitals due to concerns over the development of cross-resistant bacteria, including VRE, and vancomycin-resistant Staphylococcus, which can also cause other serious nosocomial infections. Furthermore, C. difficile resistance to metronidazole has been reported in at least one study.

•                  Adverse Side Effects. Metronidazole, which is systemically absorbed and must be administered in high doses to treat CDI, may result in serious adverse side effects and complications, including seizures, toxic reactions to alcohol, leukopenia, neuropathy, unpleasant taste and dry mouth.

•                  Inducement of CDI. Oral vancomycin and metronidazole are both broad-spectrum antibiotics that disrupt the normal gut flora. Because normal and healthy gut flora generally suppresses the growth of C. difficile, administration of oral vancomycin or metronidazole may actually induce the development of CDI.

•                  Inconvenient Dosing and Difficult Compliance. The current treatment regimen for both oral vancomycin and metronidazole is inconvenient as both must be administered every six hours for a minimum of seven days, which may result in lower levels of patient compliance.

Potential Fidaxomicin Advantages. Fidaxomicin is a differentiated macrocycle antibiotic consisting of an 18-member ring structure. Fidaxomicin has significant differentiating features, including a narrow antimicrobial spectrum, fast-acting bactericidal activity against C. difficile, minimal systemic exposure and an enduring clinical effect. Based on our clinical and pre-clinical studies of fidaxomicin for the treatment of CDI, we believe fidaxomicin may offer the following advantages:

•                  Demonstrated high potency activity against C. difficile, including hypervirulent strains such as B1/NAP1/027, with low rates of treatment failures and recurrences.  Our two Phase 3 studies provided evidence of a high cure rate and substantially improved recurrence rates and global cure rates compared to Vancocin;

•                  Superiority to vancomycin in treating a CDI recurrence and in reducing the chance of another relapse, based on data from our two Phase 3 trials presented in September 2010 at ICAAC;

•                  Cost effectiveness as a result of lower rate of recurrent, lower rate of VRE colonization and complications in high risk sub-populations such as chemotherapy patients. For example, in an analysis of Medicare claims during 2007 and 2008, the cost of a CDI recurrence was estimated at between $10,100 to $34,000 and thus fidaxomicin has the potential to provide a significant cost advantage based upon the 47% reduction in recurrence versus oral vancomycin in our two Phase 3 studies;

•                  Limited disruption of normal gut flora resulting in a lower likelihood of inducement of CDI recurrence and decreased severity of disease. In November 2010, a peer-review journal the Society for General Microbiology published research which highlighted fidaxomicin’s narrow spectrum activity and minimal disruption of microflora in patients with CDI compared to vancomycin;

•                  Minimal systemic exposure resulting in a favorable safety profile;

•                  Improved outcomes compared to oral vancomycin for CDI patients requiring concomitant antibiotics;

•                  Lower propensity to cause VRE colonization compared to vancomycin;

•                  Faster time to resolution of diarrhea;

•                  Evidence of low C. difficile resistance, including hypervirulent strains such as B1/NAP1/027; and

•                  Convenient, twice daily dosing regimen.

Fidaxomicin — Label Expansion

Oral Suspension Formulation Development. We are developing an oral suspension formulation for use in pediatric CDI patients as required by regulatory agencies.  We are also evaluating the development of an oral formulation for patients in intensive care units and elderly patients who cannot swallow tablets.   In December 2010, the FDA granted orphan drug designation for the treatment of pediatric CDI.  This orphan drug designation applies to the active moiety and covers all formulations of fidaxomicin used to treat CDI in children 16 years of age or younger.

CDI Prophylaxis. We believe fidaxomicin may be effective not only for treating CDI but also for preventing CDI.  Patients at high risk of developing CDI may benefit from prophylactic protection from the disease. There is currently no therapeutic drug approved for the prevention of CDI.  We believe fidaxomicin may provide safe, potent and narrow-spectrum bactericidal activity against C. difficile, thereby protecting high-risk patients while limiting disruption to normal gut flora.  We are evaluating the possibility of conducting a proof-of-concept trial in high risk patients.

Pruvel (prulifloxacin)

Overview. We are developing Pruvel for the treatment of infectious diarrhea, including travelers’ diarrhea, a community-acquired infection which can be caused by a broad range of bacteria. We plan to initially seek approval for Pruvel for the treatment of infectious diarrhea. Pruvel is a prodrug in the fluoroquinolone class of antibiotics, a widely-used class of broad-spectrum antibiotics. A prodrug is an inactive form of a compound that is converted in the body to an active drug either by spontaneous chemical reaction or through the enzymatic process. Following oral administration, Pruvel is converted to ulifloxacin, which is rapidly bactericidal by killing susceptible bacterial pathogens through inhibition of DNA replication. Ulifloxacin has demonstrated potent broad-spectrum activity against gram-positive and gram-negative bacteria.

We have completed two Phase 3 clinical trials of Pruvel for the treatment of travelers’ diarrhea and reported positive top-line data from each study. In July 2008, we reported positive top-line data from the first Phase 3 trial conducted in Mexico and Peru and in February 2009, we reported positive top-line data from the second Phase 3 trial conducted in India, Guatemala and Mexico.  The top-line analysis of data from these studies showed that Pruvel met the primary endpoint of TLUS compared to placebo. Pruvel was generally well tolerated and had a similar safety profile compared to placebo.

On November 9, 2010, due to a higher than expected incidence of cutaneous rash during the course of a study of the possible interaction between Pruvel and antacids, we informed the FDA that we were voluntarily terminating the research study.  All reported events of cutaneous rash from the drug interaction study were mild or moderate in severity and required little or no treatment and all resolved completely.   We are currently conducting an investigation into the cause of the rash prior to initiating any new study with Pruvel. Rashes are a known and infrequent side effect of fluoroquinolone antibiotics, such as Pruvel, and rashes occurred at or below the rate generally expected for other fluoroquinolones in both of our previous Pruvel Phase 3 clinical trials.  Pending the results of our investigation, we are not currently able to estimate when we will initiate any new study or the extent of the delay in our planned submission of an NDA for Pruvel. We currently hold rights to commercialize Pruvel in the United States.

We believe that Pruvel will be a differentiated therapeutic option for infectious diarrhea due to its broad and potent activity against gastrointestinal pathogens, favorable safety profile, clinical efficacy and convenient dosing regimen.

OPT-822/821: A Cancer Immunotherapy.

Overview.  In October 2009, we entered into a number of transactions involving OBI, in which we sold 40% of our existing equity in OBI.  We assigned to OBI certain of our patent rights and know-how related to OPT-822/821, a novel carbohydrate-based cancer immunotherapy which we licensed from MSKCC. We also assigned to OBI our rights and obligations under the related license agreement with MSKCC.

OBI is developing OPT-822/821 for the treatment of metastatic breast cancer. According to the American Cancer Society, breast cancer was the second most common form of cancer among women in the United States, with more than 250,000 new cases and more than 40,000 deaths in 2008. The survival rate for patients with metastatic breast cancer remains limited, with a median survival of two to three years and a five-year survival rate of 21% for those patients diagnosed with late-stage cancer that has metastasized to other parts of the body. In July 2002, we acquired exclusive rights from MSKCC to develop and commercialize OPT-822/821 worldwide.  Carbohydrate antigens are known to stimulate the immune response against cancer cells in the body.  We have applied our OPopS technology to manufacture effectively complex carbohydrate cancer antigens, including Globo-H, a prominent antigen in breast cancer cells, and sialyl Lewis a, an antigen in breast and small lung cancer cells.  OPT-822/821 is a novel cancer immunotherapy and is composed of Globo H linked to a protein carrier.

MSKCC completed Phase 1 safety studies of OPT-822/821 in prostate cancer patients and breast cancer patients in 1999 and 2001, respectively.  In these studies, OPT-822/821 appeared to be well tolerated and to stimulate response to tumor antigens.  Eighteen of 27 metastatic breast cancer patients treated with OPT-822/821 in the studies survived after five years.

In January 2011, OBI initiated a Phase2/3 clinical trial of OPT-822/821. This study, referenced as OPT-822-001, is designed as a multi-center trial with sites in Taiwan, South Korea, Hong Kong and Singapore.  The Phase 2/3 clinical trial is expected to enroll up to 342 patients. The primary endpoint is the progression free survival rate from the time of randomization until disease progression. The secondary endpoint is the overall survival rate from the time of enrollment. Patients will receive a total of up to nine injections of OPT-822/821 plus Cyclophosphamide, or placebo plus Cyclophosphamide (2:1 randomization) over a treatment period of nine months with study follow-up at eight week intervals until disease progression or up to two years, as well as survival follow-up until five years from randomization.

Our Strategy

Our principal objective is to become a leading biopharmaceutical company focused on the discovery, development and commercialization of innovative hospital specialty products, with an initial focus on gastrointestinal infections and related diseases.  To achieve these objectives, our strategy includes the following key elements:

•                  Build a branded anti-infective franchise through current and in-licensed product candidates.  We currently have two late-stage antibiotic product candidates, fidaxomicin for the treatment of CDI, and Pruvel for the treatment of infectious diarrhea.  We also intend to develop fidaxomicin for additional indications and selectively in-license additional hospital specialty products for development and/or commercialization.  In addition, in order to maximize the value of our franchise, we intend to opportunistically seek partners to commercialize our product candidates outside of our core markets, such as our recent collaboration with Astellas for fidaxomicin.  We believe our management’s industry knowledge and contacts will be a significant advantage in executing this part of our strategy.

•                  Develop our lead product candidates for clinical and regulatory approval.  We are currently focusing our resources on developing fidaxomicin and preparing for its potential commercial launch in the United States if approved by the FDA, as well as completing the development of Pruvel and submitting an NDA to the FDA.  We have filed our NDA for fidaxomicin and have received a priority review with a PDUFA goal date of May 30, 2011.  We are currently evaluating our strategic alternatives regarding Pruvel.

•                  Build marketing and sales capabilities in our core markets.  Our objective is to market innovative hospital specialty products in areas of unmet medical needs.  Specifically, we initially plan to develop and commercialize fidaxomicin in the United States, if approved.  In order to achieve this goal, we intend to develop our own marketing organization and sales force in the United States.  We also plan to evaluate partnering alternatives to commercialize our product candidates where appropriate.

•                  Leverage our internal discovery capabilities and expertise in carbohydrate chemistry to expand our portfolio of product candidates.  We intend to expand our product portfolio by exploiting our internal expertise to discover and develop additional product candidates.  We believe our proprietary technology and our capabilities and expertise in carbohydrate chemistry will enable us to more rapidly identify and develop successful product candidates.  We may opportunistically seek partners for the development and commercialization of product candidates in order to maximize value and maintain our strategic focus.

Marketing and Sales

We recently hired key personnel to prepare for our potential commercialization of fidaxomicin but currently have a limited marketing organization and do not have a sales organization for the sale and distribution of pharmaceutical products.  We plan to develop a domestic sales organization for fidaxomicin internally and/or through collaborations with third parties.  We have entered into a collaboration and license agreement with Astellas for Europe and certain other countries in the Middle East, Africa and the CIS.  We hold rights to fidaxomicin in all other regions of the world.  We also plan to seek collaborations with one or more third parties for the commercialization of fidaxomicin in other regions of the world such as Japan and China.  In the United States, we plan to target our marketing and sales of fidaxomicin to hospital-based and long-term care physicians, including gastroenterologists, infectious disease specialists and internists.  We plan to evaluate our commercialization options for Pruvel, for which we hold commercialization rights in the United States.  We expect that if approved, Pruvel would be marketed to high-prescribing physicians of antibiotics for infectious diarrhea.

We have also established a medical affairs group to introduce our product candidates to key opinion leaders in CDI and healthcare professionals focusing on infectious diseases and gastroenterology.

Intellectual Property

The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business.  We seek patent protection in the United States and internationally for our product candidates and other technology where available and when appropriate.  Our policy is to patent or in-license the technology, inventions and improvements that we consider important to the development of our business.  In addition, we use license agreements to selectively convey to others, rights to our own intellectual property.  We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position.  We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.  For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Related to Our Intellectual Property.”

We have established and continue to build proprietary positions for our pipeline product candidates and technology in the United States and abroad.  We have built a portfolio of more than 100 patents and patent applications that we either own or have licensed around our key products and technologies.  As of February 1, 2011, this portfolio included four issued U.S. patents and 14 pending U.S. patent applications.  Foreign counterparts to these included seven issued patents and 102 pending patent applications.  Of the more than 100 patents and patent applications that we own or license, as of February 1, 2011, 39 were owned or licensed by OBI, and such number excludes patents and patent applications related to OPT-88, which OBI has determined not to advance in product development.  In addition to the patents and patent applications mentioned above, we have licensed U.S. and foreign patents and patent applications related to our proprietary OPopS drug discovery platform.

For our lead product candidate fidaxomicin, we have three issued U.S. patents, one allowed U.S. patent application and nine U.S. pending patent applications.  We also have five issued foreign patents and 69 pending foreign counterparts in Australia, Canada, China, Europe, Hong Kong, Israel, Japan, South Korea, India, New Zealand, Taiwan, South Africa, Russian Federation, Mexico and Brazil.  The issued patents cover a specific polymorphic form and specific manufacturing methods and expire in 2027 and 2023, respectively.  The pending patent applications, if issued, may cover the composition of matter, an additional polymorphic form, methods of use and pharmaceutical formulations containing the various components and would expire between 2023 and 2029.  For our other product candidate Pruvel, we have licensed one issued U.S. patent from Nippon Shinyaku which covers the compound prulifloxacin; however, this patent expired in February 2009. Another U.S. patent covering the novel polymorphic form of the key intermediate in the manufacturing process was issued in 2009 and will expire in 2023.   The remainder of our patents and patent applications, and licensed patents and patent applications, relate to our other products and technology, and expire between 2015 and 2023.

Competition

The pharmaceutical industry is highly competitive.  We face significant competition from pharmaceutical companies and biotechnology companies that are researching and selling products designed to treat infectious disease.  Many of these companies have significantly greater financial, manufacturing, marketing and product development resources than us.  Additionally, many of these companies have substantially greater experience developing, manufacturing and commercializing drugs which may allow them to bring their products to market quicker than we can.  Several pharmaceutical and biotechnology companies have already established themselves in the markets for the treatment of CDI and/or infectious diarrhea and many additional companies are currently developing products for the treatment of CDI and/or infectious diarrhea, which we expect will compete with fidaxomicin and Pruvel if approved for marketing.  Potentially significant competitors to fidaxomicin and Pruvel, both currently marketed and in clinical development, include the following:

Product	Stage of Development	Company
Fidaxomicin Competitors
Flagyl™/metronidazole	Marketed	Pfizer, Sanofi-Aventis and generics
Vancocin™/oral vancomycin	Marketed	Viropharma and generics
Xifaxan™/rifaximin	Phase 3 trial stopped	Salix and generics
Ramoplanin	Phase 2 completed	Nanotherapeutics
ACAM-Cdiff (vaccine)	Phase 2	Sanofi-Aventis
MDX-066/ MDX-1388 (antibodies combination)	Phase 2 completed	Merck
CB-183,315	Phase 2	Cubist

Pruvel Competitors
Cipro™/ciprofloxacin	Marketed	Bayer and generics
Zithromax™/azithromycin	Marketed	Pfizer
Xifaxan™/rifaximin	Marketed	Salix and generics
Bactrim™/Septra™/TMP/SMX	Marketed	Roche and generics
Vibramycin™/doxycycline	Marketed	Pfizer and generics
Levaquin™/levofloxacin	Marketed	Johnson & Johnson
Campy jejuni vaccine	Phase 2 completed	ACE BioSciences
Rifamycin SV MMX®	Phase 3	Santarus

Employees

As of January 31, 2011, we employed 82 persons, 23 of whom hold Ph.D., M.D. or JD degrees.  Thirteen employees were engaged in discovery research, 43 in clinical research and regulatory affairs, seven in commercial and corporate development and 19 in support administration, including finance, information systems, facilities and human resources.  None of our employees is subject to a collective bargaining agreement.  We consider our relations with our employees to be good.

Executive Compensation

In January 2011, the Compensation Committee of our Board of Directors approved stock option grants to our executive officers and approved 2011 base salaries of our executive officers, as further modified by our Board of Directors in February 2011.  Also in February 2011, our Board of Directors approved cash bonuses to our executive officers under our 2010 Incentive Compensation Plan, based upon the achievement of corporate and individual goals.  The following table sets forth such 2011 base salaries, cash bonuses and stock option grants for our named executive officers:

Name and Title	2011 Base Salary	2010 Bonus	Stock Options
Pedro Lichtinger, President and Chief Executive Officer	$465,750	$157,000	58,000

John D. Prunty, Chief Financial Officer	$310,000	$93,000	40,000

Sherwood L. Gorbach, M.D., Chief Scientific Officer and Senior Vice President, Research and Development	$310,000	$95,000	40,000

Tessie M. Che, Senior Vice President, Corporate Affairs and Chief Operating Officer	$315,000	$97,500	20,000

Michael N. Chang, former President and Chief Executive Officer	N/A	(1)	N/A

Francois-Xavier Frapaise, former Senior Vice President, Chief Scientific Officer	N/A	(2)	N/A

(1) Dr. Chang was not eligible to receive a bonus award under our 2010 Incentive Compensation Plan as he ceased employment as an executive officer in May 2010.  Pursuant to a separation and consulting agreement dated May 5, 2010 between us and Dr. Chang, however, Dr. Chang was entitled to a cash payment of up to $196,500 based on the achievement of corporate goals relative to the set of pre-established corporate goals under our 2010 Incentive Compensation Plan and we paid $196,500 to Dr. Chang pursuant to this provision.

(2) Dr. Frapaise was not eligible to receive a bonus under our 2010 Incentive Compensation Plan as he terminated employment with us prior to the payment of awards under the plan.  Pursuant to a separation agreement dated January 18, 2011 between us and Dr. Frapaise, however, Dr. Frapaise received a cash payment of $100,808.71, which was equal to 100% of his target bonus under our 2010 Incentive Compensation  Plan.

Executive Officers

Pedro Lichtinger has served as our President and Chief Executive Officer and a member of our Board of Directors since May 2010.  Prior to joining Optimer, Mr. Lichtinger held several key positions in Pfizer, Inc. from 1995 to 2009, including President of Pfizer’s Global Primary Care Business Unit, where he oversaw operations in North America, Europe, Korea, and Australia, Area President in Europe overseeing all pharmaceutical products including primary care, oncology, specialty and generic, President of Global Animal Health Business, and Regional President Europe Animal Health.  Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, last serving as Senior Vice President Europe Animal Health.  Mr. Lichtinger currently serves on the board of directors of BioTime, Inc., a publicly-traded biotechnology company focused on blood plasma volume expanders and regenerative medicine. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Industrial Engineering degree from the National University of Mexico.

Linda E. Amper, Ph.D. has served as our Senior Vice President, Human Resources since January 2011.  Dr. Amper has over 20 years of experience in human resources.  Prior to joining Optimer, Dr. Amper was the Senior Vice President, Human Resources at OSI Pharmaceuticals, Inc. (now a subsidiary of Astellas Pharma Inc.), a biotechnology company, from 2001 to 2010. From 1978 to 2001, Dr. Amper served at the New York Blood Center where she held several key positions including her final position as Executive Director and Vice President of Long Island Blood Services, a division of the New York Blood Center, and just prior as Vice President, Human Resources for the New York Blood Center.  Dr. Amper holds a Ph.D. in philosophy, health administration from Columbia Southern, a Master of Public Administration with a specialization in health care from C.W. Post College, and a B.S. in medical biology also from C.W. Post College.

Tessie M. Che, Ph.D.  has served as our Senior Vice President, Corporate Affairs and Chief Operating Officer since November 1999.  Dr. Che has over 20 years of industrial and management experience at large companies, including Exxon Mobil Corporation, Aventis Pharmaceuticals, Inc., and EniChem S.p.A.  From 1994 to 1996, Dr. Che served as the Chief Operating Officer and Vice President of the M and D Precision Science Group, Inc.  In 1994, Dr. Che also co-founded and headed Zhejiang Cinogen Pharmaceutical Co., Ltd., which later merged with and became a wholly-owned subsidiary of Pharmanex, Inc.  At Pharmanex, she served as Director of Quality Assurance and Senior Director of Ingredient Sourcing from 1995 to 1999.  Dr. Che has a B.S. degree in chemistry from Illinois State University, a Ph.D. in physical-inorganic chemistry from Brandeis University and did post-doctoral work at Columbia University.  Dr. Che is married to Michael N. Chang, Ph.D., the Chairman of our Board of Directors and our former President and Chief Executive Officer.

Sherwood L. Gorbach, M.D. has served as our Chief Scientific Officer and Senior Vice President Research and Development since February 2011 and previously held the position of Senior Vice President, Medical Affairs and Chief Medical Officer since November 2005.  After serving on the faculties of Johns Hopkins, the University of Illinois, and the University of California at Los Angles, Dr. Gorbach has been at Tufts University School of Medicine since 1975 as, among other positions, Professor of Medicine, Public Health and Community Health and a Professor in the School of Nutrition and Social Policy.  Dr. Gorbach was also Chief of Infectious Diseases at New England Medical Center from 1975 to 1987.  In 1990, he served as the President of the Massachusetts Infectious Diseases Society, and in 1995, he was the President of the Society of Microbial Ecology and Disease.  Dr. Gorbach received the Lifetime Achievement Award in Recognition of Exemplary Dedication and Leadership at the 3rd Congress on Anaerobic Bacteria and Infections held in Glasgow, Scotland in 2003.  He was presented the Alexander Fleming Award for Lifetime Achievement in 2007 by the Infectious Diseases Society of America. In 2008, he received a Lifetime Achievement Award from the Anaerobe Society of the Americas and in 2009 he received the Tufts University Alumni Association distinguished Service Award. He has served as editor of the journal Clinical Infectious Diseases for the past ten years. Dr. Gorbach received his M.D. at the Tufts University School of Medicine in Boston.

Kurt M. Hartman joined us in the position of General Counsel and Access in December 2010. Prior to joining Optimer, Mr. Hartman held the position of Executive Director, Value and Access at Eisai, Inc., a research-based human health care company. At Eisai, Mr. Hartman also served as a Chairperson of Eisai’s U.S. Pricing Committee and led the areas of Strategic Pricing and Contracting, Reimbursement Support Services, and Eisai’s National Field Reimbursement Team. From 2007 to 2008, Mr. Hartman served as a Director of Patient Reimbursement Support and Assistance for Roche Laboratories, a research-focused healthcare company. From 1998 to 2007,  Mr. Hartman held several strategic positions in organizations including Boehringer Ingelheim Corporation, Maxim Pharmaceuticals, Inc., Amgen, Inc. and Kaiser Permanente. Mr. Hartman received a bachelor’s degree from the University of California at Los Angeles and received a J.D. from Pepperdine University School of Law.

Gregory E. Papaz has served as our Senior Vice President, U.S. Commercial Operations since December 2010. Prior to joining Optimer, Mr. Papaz was the Rheumatology Sales Director, Commercial Marketing at Genentech, Inc. (now part of Roche Laboratories Inc., a subsidiary of Roche Holding AG), a biotechnology company. From 2007 to 2008, Mr. Papaz served as the Anemia National Sales Director for Roche Pharma AG, a research-focused healthcare company. From 2005 to 2007, Mr. Papaz served as the Vice President, Cardiovascular Hospital Sales at Sanofi-Aventis SA, a global pharmaceutical company. From 2000 to 2005, he served as Vice President, Bone/CNS Sales and later as Vice President, Oncology Sales at Aventis Pharma Limited (now part of Sanofi-Aventis SA). Mr. Papaz received his B.S. in Hospital and Healthcare Administration from Province College and an MBA from Johnson School of Business at Cornell University.

John D. Prunty has served as our Chief Financial Officer since June 2006 and Secretary since December 2006.  Before joining us, Mr. Prunty held several key positions with Maxim Pharmaceuticals, Inc., a biopharmaceutical company, from 2000 to 2006, including Chief Financial Officer, Vice President of Finance, and Corporate Secretary.  Prior to his employment at Maxim, Mr. Prunty served from 1997 to 2000 as Senior Director of Finance and Corporate Controller at Gen-Probe Incorporated, a manufacturer of nucleic acid tests that diagnose human diseases.  He also held senior management positions at I-Bus, currently known as I-Bus/Phoenix, Inc., a division of Maxwell Laboratories, Inc., an electronic device company.  Mr. Prunty began his career as an auditor at Ernst & Young LLP, an accounting firm, where he spent seven years in public accounting.  He is a certified public accountant and received a B.B.A. from the University of San Diego and an M.S. in management from San Diego State University.

Youe-Kong Shue, Ph.D. joined us in June 2000 as Senior Director of Chemistry and has served as Vice President, Clinical Development since January 2006.  In 2009, he assumed additional responsibility as the President and Chief Executive Officer of Optimer Biotechnology, Inc., our majority-owned subsidiary which is located and incorporated in Taiwan.  Prior to joining Optimer, Dr. Shue was with AstraZeneca Plc, where he led a drug development program to identify novel therapies to combat H. pylori from 1996 to 2000.  From 1993 to 1996, he worked for Cubist Pharmaceuticals, Inc., as Director of Chemistry, leading research and development into anti-infective products.  He started his career in 1983 at Abbott Laboratories, a broad-based health care company, where he conducted neuroscience research.  Dr. Shue received his Ph.D. in organic chemistry from the University of Pittsburgh and did his post-doctoral training at the Massachusetts Institute of Technology.

OUTSTANDING SHARES

As of January 31, 2011, there were 39,279,902 shares of our common stock outstanding, which excludes, as of that date:

•                  4,295,314 shares of common stock issuable upon the exercise of outstanding options under our stock option plans, having a weighted-average exercise price of approximately $ 9.54 per share;

•                  91,533 shares of common stock issuable upon exercise of outstanding warrants having an exercise price of $ 10.93 per share;

•                  120,000 shares of common stock issuable upon the settlement of outstanding restricted stock units;

•                  1,070,220 shares of common stock reserved for future issuance under our stock option plans; and

•                  335,688 shares of common stock reserved for future issuance under our employee stock purchase plan.

RISK FACTORS

Risks Related to Our Business

We are a company with limited sources of revenue, and we are largely dependent on the success of our lead product candidate fidaxomicin and, to a lesser degree, our other lead product candidate Pruvel.

We are a biopharmaceutical company with no products approved for commercial sale and, to date, we have not generated any revenues from product sales.  Our ability to generate future revenues depends heavily on our and our collaborators’ success in:

•                  developing and securing U.S. and foreign regulatory approvals for fidaxomicin and, to a lesser extent, Pruvel and our other product candidates; and

•                  commercializing, alone or with a partner, any product candidates for which we or our collaborators receive approval from the FDA and/or comparable foreign regulatory authorities.

Our ability to generate and sustain revenues in the long term will also depend on our success in generating a pipeline of innovative product candidates utilizing our drug discovery platform or through licensing strategies.

Our product candidates will generally require extensive clinical study and evaluation, regulatory approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales.  We and our collaborators are not permitted to market or promote our product candidates before receiving regulatory approval from the FDA or comparable foreign regulatory authorities.  We recently submitted an NDA for fidaxomicin to the FDA and submitted a MAA for fidaxomicin to the EMA.  We have not previously submitted an NDA or MAA, nor have we or any collaborator received marketing approval for either fidaxomicin or Pruvel.  We cannot be certain that either of these product candidates will receive regulatory approval in a timely fashion, or at all.  If we and/or any collaborators do not receive regulatory approval for and successfully commercialize fidaxomicin and Pruvel, we will not generate any revenues from product sales for several years, if at all, and we may not be able to continue our operations.

We believe our initial success will be more dependent on fidaxomicin than Pruvel, because we believe that the market for the treatment of CDI is larger than the market for the treatment of infectious diarrhea.  Even if we or any collaborators successfully obtain regulatory approval to market fidaxomicin or Pruvel, our revenues for either drug candidate will be dependent upon the size of the markets in the territories for which we or any collaborators have commercial rights and our and our collaborators’ ability to successfully commercialize our drug candidates in those markets, either alone or with a partner.  If the markets for the treatment of CDI or infectious diarrhea are not as significant as we estimate or we or our collaborators are otherwise unsuccessful in commercializing our drug candidates, our business and prospects will be harmed.

If we are unable to obtain FDA approval of our product candidates, we will not be able to commercialize them in the United States.

We need FDA approval prior to marketing our product candidates in the United States.  If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our product candidates in the United States, which will significantly impair our ability to generate any revenues.

The FDA’s regulatory review and approval process, which includes evaluation of pre-clinical studies and clinical trials of our product candidates as well as the evaluation of our manufacturing processes and our third-party contract manufacturers’ facilities, is lengthy, expensive and inherently uncertain.  To receive approval for a product candidate, we must, among other things, demonstrate to the FDA’s satisfaction with substantial evidence from well-controlled clinical trials that the product candidate is both safe and effective for each indication for which approval is sought.  Satisfaction of the approval requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product candidate.  We cannot predict if or when we might receive regulatory approvals for any of our product candidates currently under development.

We may experience delays in the FDA’s review process of our recently submitted NDA filing for fidaxomicin and may experience delays if we submit an NDA filing for Pruvel. We completed the submission of our NDA for fidaxomicin in November 2010.  The FDA accepted our NDA for filing in January 2011 and granted our request for a six-month priority review.  As part of the Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on submissions in a given time frame. Accordingly, the FDA assigned our fidaxomicin NDA a PDUFA goal date of May 30, 2011 as the date by which the FDA intends to complete its review and issue a determination.  The FDA is not bound by, and has in the past missed, its PDUFA goals, and it is unknown whether the review of our NDA filing for fidaxomicin, any future NDA filing for Pruvel, or for any of our other drug candidates, will be completed within the FDA review goals or will be delayed. Moreover, the duration of the FDA’s review may depend on the number and type of other NDAs that are submitted with the FDA during the same time period.

With the exception of our recently submitted fidaxomicin NDA, we have not previously submitted NDAs to the FDA. In addition, we have never obtained FDA approval for any drug. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for fidaxomicin, Pruvel or our other product candidates.   We have also experienced delays in submitting our NDA for Pruvel to the FDA due to a pending investigation into an unexpectedly high incidence of cutaneous rash observed during a safety study.  We currently cannot predict if or when we will be able to initiate any new study for Pruvel or the ultimate extent of the delay in our planned submission of an NDA for Pruvel.  Any further impairment or delay in our ability to complete and submit an NDA for a product candidate could further impair our or a collaborator’s ability to successfully commercialize Pruvel and our ability to pursue a potential collaboration with respect to Pruvel.

Even if our product candidates receive regulatory approval from the FDA, any approvals that we obtain may not cover all of the clinical indications for which we are seeking approval, or could contain significant limitations in the form of narrow indications, warnings, precautions or contra-indications with respect to conditions of use, or the requirement that we implement a risk evaluation and mitigation strategy, or REMS.  In such an event, our ability to generate revenues from such products would be greatly reduced and our business would be harmed.

The FDA has substantial discretion in the approval process and may either refuse to consider our applications for substantive review or may form the opinion after review of our data that our applications are insufficient to allow approval of our product candidates.  Even if we believe that data collected from our preclinical studies and clinical trials of our product candidates are promising, our data may not be sufficient to support marketing approval by the FDA, or regulatory interpretation of these data and procedures may be unfavorable. In addition, the FDA’s regulatory review of NDAs for product candidates intended for widespread use by a large proportion of the general population is becoming increasingly focused on safety. If the FDA does not consider or approve an application that we submit, it may require that we conduct additional clinical, pre-clinical or manufacturing validation studies and submit that data before it will reconsider our application.  Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years, or may require us to expend more resources than we have available.  For example, we intend to rely in part on certain legacy data from a third party to support an NDA for Pruvel. If the FDA deems this data to be insufficient, it may delay our submission of an NDA for Pruvel and could require us to complete additional studies.  It is also possible that additional studies, if performed and completed, may not be successful or considered sufficient by the FDA for approval or even to make our applications approvable.  If any of these outcomes occur, we may be forced to abandon one or more of our future applications for approval, which might significantly harm our business and prospects. As a result, we cannot predict when or whether regulatory approval will be obtained for any product candidate we develop.

Even after completing clinical trials and other studies, our product candidates could fail to receive regulatory approval for many reasons, including the following:

•                  the results of our clinical trials and other studies may not demonstrate to the satisfaction of or meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•                  the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials or other studies;

•                  the results of our clinical trials or other studies may not demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•                  the results of our clinical trials or other studies may not demonstrate that a product candidate presents an advantage over existing therapies, or over placebo in any indications for which the FDA requires a placebo-controlled trial;

•                  the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical trials or other studies;

•                  the data collected from clinical trials and other studies of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•                  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical and other study data insufficient for approval; and

•                  FDA or comparable foreign regulatory authorities may not approve the proposed manufacturing processes and facilities for a product candidate.

Although we were granted priority review by the FDA of our NDA for fidaxomicin, there is no guarantee that the FDA will complete its review by its PDUFA goal date of May 30, 2011.  In addition, although the FDA has granted Fast Track status to fidaxomicin and selected it for participation in a CMA Pilot 2 Program, we cannot be certain that we will receive any benefits from these designations or that the designations will expedite regulatory review or approval of fidaxomicin.  Participation in these programs has not eliminated any phase of clinical development.  Moreover, our participation in the CMA Pilot 2 Program has involved and will continue to involve frequent discussions and other interactions with the staff of the FDA.  These frequent discussions could subject fidaxomicin to a greater level of scrutiny than it might otherwise have received or require us to make more frequent submissions and endure other burdens that would have been avoided if we had not participated in the program.  Therefore, despite any potential benefits of fidaxomicin’s Fast Track and CMA Pilot 2 Program designations, significant uncertainty remains regarding the regulatory approval process for fidaxomicin. In addition, the FDA has informed us that it plans to discuss the NDA at a meeting of its Anti-Infective Drugs Advisory Committee currently scheduled for April 5, 2011. We cannot ensure a positive outcome from the Advisory Committee meeting and the views of the Advisory Committee could directly impact the FDA’s decision on whether to approve our NDA for fidaxomicin. In addition, even if the Advisory Committee were to recommend approval of our NDA, there can be no assurance that the FDA would follow such recommendation.

If we or our collaborators fail to gain and/or maintain marketing approvals from regulatory authorities in international markets for fidaxomicin and any future product candidates for which we have or license rights in international markets, our market opportunities will be limited.

Sales of our product candidates outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval.  Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the marketing of the product candidate in those countries.  This is important for the commercialization of fidaxomicin for which we have granted an exclusive license to Astellas in the Astellas territory and for which we retain commercialization rights in the rest of the world.  We could experience significant delays and difficulties and incur significant costs in obtaining foreign regulatory approvals in the territories for which we retain commercialization rights.  Regulatory requirements can vary widely from country to country and could delay the introduction of our products in those countries.  Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval will be obtained in any other country.  In addition, our or our collaborators’ failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in others.  For example, if unanticipated concerns are raised by the EMA or the FDA in their review of the MAA or NDA for fidaxomicin, respectively, these concerns could negatively impact applications for marketing approval of fidaxomicin in a different country or territory. We have received correspondence from the EMA accepting our MMA for filing, as well as a list of questions setting forth the EMA’s requests for additional information pursuant to its review of our MMA submission. We have 120 days, or until approximately mid-April 2011, to respond to the EMA’s requests and recommendations. If our response fails to satisfy the EMA, approval of the fidaxomicin MMA may be delayed or ultimately withheld.

Other than Pruvel, which is sold by other parties in Japan, Italy and certain other European countries, none of our product candidates is approved for sale in any international market for which we have or have licensed rights. If we or our collaborators fail to comply with regulatory requirements with respect to our product candidates in international markets or to obtain and maintain required approvals, our market opportunities and ability to generate revenues will be diminished, which would significantly harm our business, results of operations and prospects.

Even if we and our collaborators receive regulatory approval for our product candidates, we and our collaborators will be subject to ongoing significant regulatory obligations and oversight.

Even if we and our collaborators receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities will likely impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for potentially costly post-approval studies.  In addition, following any regulatory approval of our product candidates, we and our collaborators will be subject to continuing regulatory obligations, such as requirements for testing, storage, recordkeeping and safety reporting, and additional post-marketing obligations, including regulatory oversight of the labeling, packaging, advertising, promotion and marketing of our products.  If we or our collaborators become aware of previously unknown problems with any of our product candidates in the United States or overseas or at our third-party manufacturers’ facilities, a regulatory agency may impose restrictions on our products, our third-party manufacturers or on us, including requiring us to reformulate our products, conduct additional clinical trials, make changes in the labeling of our products, implement changes to, or obtain re-approvals of, our third-party manufacturers’ facilities, or withdraw the product from the market.  In addition, we or our collaborators may experience a significant drop in the sales of the affected products and our product revenues will be reduced, our reputation in the marketplace may suffer and we may become the target of lawsuits, including class action suits.  Moreover, if we or our collaborators or third-party manufacturers fail to comply with applicable regulatory requirements, we may be subject to warning letters, civil or criminal fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, costly new manufacturing requirements and criminal prosecution.  Any of these events could harm or prevent sales of the affected products and reduce our related revenues or could substantially increase the costs and expenses of commercializing and marketing these products, which would significantly harm our business, financial condition and prospects.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have experienced significant operating losses since our inception in 1998.  As of September 30, 2010, we had an accumulated deficit of approximately $210.9 million.  We have generated no revenues from product sales to date and we expect our expenses to increase substantially in the near term as we prepare for a potential commercial launch of fidaxomicin, including due to recent and planned increases to our head count and our pursuit of additional research and development activities, including potential additional indications for fidaxomicin. We have funded our operations through December 31, 2010 from the sale of approximately $256.2 million of our securities and through research funding pursuant to collaborations with partners or government grants.  We expect to continue to incur substantial additional operating losses for the next several years as we build our marketing and sales capabilities, prepare for the potential commercial launch of fidaxomicin, continue developing Pruvel and preparing a potential submission of an NDA for Pruvel, and continue our clinical trial and research and development initiatives.  Because of the numerous risks and uncertainties associated with developing, obtaining regulatory approval for and commercializing our product candidates, we are unable to predict the extent of any future losses.  We or our collaborators may never successfully commercialize our product candidates and thus we may never have any significant future revenues or achieve and sustain profitability.

We are dependent on our collaboration agreement with Astellas to commercialize and further develop fidaxomicin in the Astellas territory.  The failure to maintain this agreement or the failure of Astellas to perform its obligations under such agreement, could negatively impact our business.

Pursuant to the terms of our collaboration agreement with Astellas, we granted to Astellas exclusive rights to develop and commercialize fidaxomicin in the Astellas territory, and pursuant to the terms of our supply agreement with Astellas, we are obligated to supply to Astellas all of its requirements of fidaxomicin for such development and commercialization activities.  Consequently, our ability to generate any revenues from fidaxomicin in the Astellas territory depends on Astellas’ ability to obtain regulatory approvals for and successfully commercialize fidaxomicin in the Astellas territory.  We have limited control over the amount and timing of resources that Astellas will dedicate to these efforts.

We are subject to a number of other risks associated with our dependence on our collaboration agreement with Astellas, including:

•                  Astellas may not comply with applicable regulatory guidelines with respect to developing or commercializing fidaxomicin, which could adversely impact sales or future development of fidaxomicin in the Astellas territory;

•                  we and Astellas could disagree as to future development plans and Astellas may delay future clinical trials or stop a future clinical trial;

•                  there may be disputes between us and Astellas, including disagreements regarding the collaboration agreement, that may result in (1) the delay of or failure to achieve regulatory and commercial objectives that would result in milestone or royalty payments, (2) the delay or termination of any future development or commercialization of fidaxomicin, and/or (3) costly litigation or arbitration that diverts our management’s attention and resources;

•                  because the milestone and royalty payments in the collaboration agreement are stated in terms of Euros but paid to us in U.S. Dollars, the amounts of any milestone or royalty payments that may be paid to us under the collaboration agreement could be less than what we expect, depending on the applicable exchange rate at the time of such payments;

•                  Astellas may not provide us with timely and accurate information regarding sales and marketing activities and supply forecasts, which could adversely impact our ability to comply with our supply obligations to Astellas and manage our own inventory of fidaxomicin, as well as our ability to generate accurate financial forecasts;

•                  business combinations or significant changes in Astellas’ business strategy may adversely affect Astellas’ ability or willingness to perform its obligations under our collaboration and supply agreements;

•                  Astellas may not properly maintain or defend our intellectual property rights in the Astellas territory or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or expose us to potential litigation;

•                  the royalties we are eligible to receive from Astellas may be reduced or eliminated based upon Astellas’ and our ability to maintain or defend our intellectual property rights and the presence of generic competitors in the Astellas territory;

•                  limitations on our or an acquiror’s ability to maintain or pursue development or commercialization of products that are competitive with fidaxomicin could deter a potential acquisition of us that our stockholders may otherwise view as beneficial; and

•                  if Astellas is unsuccessful in obtaining regulatory approvals for or commercializing fidaxomicin in the Astellas territory, we may not receive any additional milestone or royalty payments under the collaboration agreement and our business prospects and financial results may be materially harmed.

The collaboration and supply agreements are subject to early termination, including through Astellas’ right to terminate without cause upon advance notice to us.  If the agreements are terminated early, we may not be able to find another collaborator for the commercialization and further development of fidaxomicin in the Astellas territory on acceptable terms, or at all, and we may be unable to pursue continued commercialization or development of fidaxomicin in the Astellas territory on our own.

We may enter into additional agreements for the commercialization of fidaxomicin or other of our drug candidates, and may be similarly dependent on the performance of third parties with similar risk.

If we fail to obtain additional financing, we may be unable to commercialize fidaxomicin and Pruvel or develop and commercialize other product candidates, or continue our other research and development programs.

We will require additional capital to commercialize our current lead product candidates, fidaxomicin and Pruvel.  We cannot be certain that additional funding will be available on acceptable terms, or at all.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.  Any debt financing, if available, may require us to pledge our assets as collateral or involve restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could negatively impact our ability to conduct our business.  If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives.  We also could be required to:

•                  seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•                  relinquish or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves.

Any of the above events could significantly harm our business and prospects and could cause our stock price to decline.

We do not currently have sufficient resources to commercialize fidaxomicin and Pruvel on our own. If we are unable to raise additional capital or are unable to effectively collaborate with additional partners for the commercialization of fidaxomicin or Pruvel, we will not generate significant revenues from sales of these products and our business will be materially harmed.

Our management team has recently undergone significant change and expansion and we may experience difficulties or delays integrating our new executive level employees into our organization.

Our success as an organization depends in part on our ability to successfully integrate new employees into our organization.  We recently hired Kurt Hartman to the position of General Counsel and Access, Gregory Papaz as our Senior Vice President of Commercial Operations, Linda Amper as our Senior Vice President of Human Resources, Hemal Shah as our Senior Vice President of Health, Economics & Outcomes Research, and John Womelsdorf as our Vice President of Business Development. In addition, Francois-Xavier Frapaise, our former Chief Scientific Officer and Senior Vice President, recently ceased employment with us.  We may experience delays in the execution of our business strategy as our new management team members become familiar with our company and integrate with our longer-term employees.  This process may be further complicated by the fact that certain of our newly-hired management team members will reside on the East Coast, while the substantial majority of our personnel are located in San Diego, California.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, sales and marketing, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists.  We are highly dependent on our chief executive officer, and the other principal members of our executive and scientific teams. The unexpected loss of the service of any of these persons may significantly delay or prevent the achievement of research, development, commercialization and other business objectives.  Replacing key employees may be difficult and costly and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop and commercialize pharmaceutical products successfully.  We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees.  We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice.

We will need to hire additional personnel as we expand our commercial activities.  We may not be able to attract or retain qualified management, sales and marketing and scientific personnel on acceptable terms in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the San Diego, California and New Jersey areas.  If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our commercialization and research and development objectives, our ability to raise additional capital and our ability to implement our business strategy.  In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements, and our business and prospects may be harmed as a result.

We currently have no sales organization and have no experience as a company in marketing drug products.  If we are unable to expand our marketing capabilities and establish sales capabilities or enter into agreements with third parties to market and sell our product candidates in the territories in which we retain commercialization rights, we may not be able to generate product revenues.

Our strategy is to build a fully-integrated U.S.-focused biopharmaceutical company to successfully execute the commercial launch of fidaxomicin in the U.S. market following regulatory approval.  We currently have only a limited marketing organization and do not have a sales organization for sales and distribution of pharmaceutical products and, as a company, we do not have any experience commercializing pharmaceutical products on our own. In order to commercialize any products, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. Our strategy within the United States includes a plan to establish a commercial organization based primarily in New Jersey, and our bicoastal organizational structure could create management challenges.  We own exclusive rights to commercialize Pruvel in the United States, and are evaluating our commercialization options for Pruvel in the United States. The establishment and development of our own sales force to market any products we may develop will be expensive and time consuming and could delay any product launch, and we cannot be certain that we will be able to successfully develop this capability. We do not currently have sufficient funds to develop a sales force and other resources that we believe would be necessary to adequately market fidaxomicin and Pruvel in the United States. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. To the extent we rely on third parties to commercialize our products, if any, we may receive less revenues than if we commercialized these products ourselves. In addition, we may have little or no control over the sales efforts of any third parties involved in commercializing our products. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize our product candidates which would negatively impact our ability to generate product revenues.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 82 employees as of January 31, 2011.  To commercialize our product candidates or commence new clinical trials, we will need to expand our employee base for managerial, operational, marketing, sales, financial and other resources.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees and may take time away from running other aspects of our business, including development and commercialization of our product candidates.  Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.  In particular, as our commercialization plans and strategies develop, we will need to recruit and train a substantial number of sales and marketing personnel and expect to need to expand the size of our employee base for managerial, operational, financial and other resources. To that end, we must be able to:

•                  manage our development efforts effectively;

•                  integrate additional management, administrative and manufacturing personnel;

•                  build a marketing and sales organization; and

•                  maintain sufficient administrative, accounting and management information systems and controls.

We may not be able to accomplish these tasks, and accordingly, may not achieve our research, development and commercialization goals.  Our failure to accomplish any of these goals could harm our financial results and prospects.

We currently depend, and will in the future continue to depend, on third parties to manufacture our product candidates, including fidaxomicin and Pruvel.  If these manufacturers fail to provide us and our collaborators with adequate supplies of clinical trial materials and commercial product or fail to comply with the requirements of regulatory authorities, we may be unable to develop or commercialize our products.

We have outsourced all manufacturing of supplies of our product candidates to third parties.  We seek to establish long-term supply arrangements with third-party contract manufacturers. For example, in May 2010, we entered into a long-term supply agreement with Biocon for the commercial manufacturing of the active pharmaceutical ingredient, or API, for fidaxomicin.   We intend to continue outsourcing the manufacture of our product candidates to third parties for any future clinical trials and large-scale commercialization of any product candidates that receive regulatory approval and become commercial drugs.

Our ability and that of our collaborators to develop and commercialize fidaxomicin and Pruvel and any other product candidates will depend in part on our ability and that of our collaborators to arrange for third parties to manufacture our products at a competitive cost, in accordance with strictly enforced regulatory requirements and in sufficient quantities for regulatory approval, commercialization and any future clinical trials.  We have not yet manufactured commercial batches of fidaxomicin, Pruvel or any of our other product candidates.  Third-party manufacturers that we select to manufacture our product candidates for clinical testing or on a commercial scale may encounter difficulties with the small- and large-scale formulation and manufacturing processes required for such manufacture.  Such difficulties could result in delays in clinical trials, regulatory submissions and approvals, or commercialization of our product candidates.  Our inability or that of our collaborators to enter into and maintain agreements with third-party manufacturers on acceptable terms would cause shortages of clinical trial supplies of our product candidates, thereby delaying or preventing regulatory approval and/or commercialization of the affected product candidate, and adversely affecting our ability to generate revenues.  Specifically, Biocon is currently our sole supplier of fidaxomicin API.  While we work closely with Biocon to try to ensure continuity of supply while maintaining high quality and reliability, we cannot guarantee that these efforts will be successful.  A reduction or interruption in our supply of fidaxomicin API from Biocon, and an inability to develop alternative sources for such supply, could adversely affect our ability to manufacture fidaxomicin in a timely or cost effective manner to make our related product sales, and could result in a breach of our supply agreement with Astellas. Further, development of large-scale manufacturing processes will require additional validation studies, which the FDA must review and approve, and the time it will take us or a third party manufacturer to develop such large-scale processes and capabilities may delay any product launch following regulatory approval.  Even if we are able to establish additional or replacement manufacturers, identifying these sources and entering into definitive supply agreements and obtaining regulatory approvals may involve a substantial amount of time and cost and such supply arrangements may not be available on acceptable economic terms.

In addition, we, our collaborators and other third-party manufacturers of our products must comply with strictly enforced current good manufacturing practices, or cGMP, requirements enforced by the FDA through its facilities inspection program.  These requirements include quality control, quality assurance and the maintenance of records and documentation.  We currently rely on Biocon to manufacture fidaxomicin API and rely on Patheon, Inc. to manufacture the drug product supplies.  As such, Biocon and Patheon will be subject to ongoing periodic unannounced inspections by the FDA and other agencies for compliance with current cGMP, and similar foreign standards. We also rely on Nippon Shinyaku, which contracts with Juzen Chemical Corporation, or Juzen, as well as Angelini Francesco Acraf SpA, or Angelini, and Patheon, to manufacture Pruvel drug supplies.  The manufacturing facilities of Biocon, Juzen and Patheon have been inspected and approved by the FDA for other companies’ drug products; however, none of Biocon’s, Juzen’s nor Patheon’s facilities have been inspected by the FDA for the manufacture of our drug supplies.  Angelini’s facilities have not been inspected or approved by the FDA.  We or other third-party manufacturers of our products may be unable to comply with cGMP requirements and with other FDA, state, local and foreign regulatory requirements.  We and our collaborators have little control over third-party manufacturers’ compliance with these regulations and standards.  A failure to comply with these requirements by our third-party manufacturers, including Biocon, Juzen, Angelini, and Patheon could result in the issuance of untitled letters and/or warning letters from authorities, as well as sanctions being imposed on us, including fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall or withdrawal of product approval.  In addition, we have no control over these manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel.  If the safety of any quantities supplied by third parties is compromised due to their failure to adhere to applicable laws or for other reasons, we and our collaborators may not be able to obtain or maintain regulatory approval for or successfully commercialize one or more of our product candidates, which would significantly harm our business and prospects.

Other than our collaboration agreement with Astellas, we may not be able to enter into acceptable agreements to commercialize fidaxomicin outside of the United States or if, needed, adequately build our own marketing and sales capabilities.

We intend to pursue the development and potential commercialize fidaxomicin outside of the United States through collaboration arrangements with third parties, such as our collaboration with Astellas.  We may be unable to enter into additional collaboration arrangements in international markets outside of the Astellas territory.  In addition, there can be no guarantee that

Astellas or any other parties that we may enter into collaboration arrangements with will be successful or result in more revenues than we could obtain by marketing fidaxomicin on our own. If we are unable to enter into additional collaboration arrangements for our products or develop an effective international sales force, our ability to generate product revenues would be limited, which would adversely affect our business, financial condition, results of operations and prospects. If we are unable to enter into such collaboration arrangements for development of fidaxomicin in areas outside of the United States and outside of the Astellas territory, we may need to develop our own marketing and sales force to market fidaxomicin in these territories to hospital-based and long-term care physicians.  These efforts may not be successful as we have no relationships among such hospital-based and long-term care physicians and do not currently have sufficient funds to develop an adequate sales force in these regions.  There is no guarantee that we will be able to develop an effective international sales force to successfully commercialize our products in these international markets.  If we cannot commercialize fidaxomicin in any territory that represents a significant market opportunity, our ability to achieve and sustain profitability will be substantially limited.

If our product candidates are unable to compete effectively with branded and generic antibiotics, our commercial opportunity would be reduced or eliminated.

If approved, our lead product candidates will compete against both branded antibiotic therapies, such as Vancocin Pulvules with respect to fidaxomicin and Xifaxan®/rifaxamin with respect to Pruvel, and generic antibiotics such as metronidazole and oral vancomycin with respect to fidaxomicin and ciprofloxacin with respect to Pruvel.  In addition, we anticipate that fidaxomicin will compete with other antibiotic and anti-infective product candidates currently in development for the treatment of CDI. Many of these products have been or will be developed and marketed by major pharmaceutical companies, who have significantly greater financial resources and expertise in research and development, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing approved products than we do.  As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well.  Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established pharmaceutical or other companies.

We anticipate that, if approved, fidaxomicin and Pruvel will face increasing competition in the form of generic versions of branded products of competitors that will lose their patent exclusivity.  For example, fidaxomicin, if approved, will immediately face steep competition from an inexpensive generic form of metronidazole.  Fidaxomicin would currently face generic oral vancomycin competition in Europe and in the future may face competition from generic oral vancomycin in the United States as well.  In addition, our internal market research suggests that there is increasing use of oral reconstituted intraveneous vancomycin “slurry” in the hospital setting.  Generic antibiotic therapies typically are sold at lower prices than branded antibiotics and are generally preferred by managed care providers of health services.  For example, because metronidazole and generic vancomycin “slurry” are available at such a low price, we believe it may be difficult to sell fidaxomicin as a first-line therapy for the treatment of CDI other than in certain limited circumstances, such as in patients at high risk of recurrence.  If we or our collaborators are unable to demonstrate to physicians and patients that, based on experience, clinical data, side-effect profiles and other factors, our products are preferable to these generic antibiotic therapies, we may never generate meaningful product revenues.  In addition, many antibiotics experience bacterial resistance over time because of their continued use.  There can be no guarantee that bacteria would not develop resistance to fidaxomicin, Pruvel or any of our other product candidates.  Our commercial opportunity would also be reduced or eliminated if our competitors develop and commercialize generic or branded antibiotics that are safer, more effective, have lower recurrence rates, have fewer side effects or are less expensive than our product candidates.

The commercial success of our product candidates will depend upon attaining significant market acceptance of these product candidates among physicians, patients, healthcare payors and the medical community.

Even if our product candidates are approved by the appropriate regulatory authorities for marketing and sale, physicians may not prescribe our product candidates, which would prevent us from generating revenues or becoming profitable.  Market acceptance of fidaxomicin, Pruvel and any of our future product candidates by physicians, patients and healthcare payors will depend on a number of factors, many of which are beyond our control, including:

•                  timing of market introduction of our product candidates as well as of competitive drugs;

•                  the clinical indications for which the product candidate is approved;

•                  acceptance by physicians and patients of each product candidate as a safe and effective treatment;

•                  perceived advantages over alternative treatments;

•                  the cost of treatment in relation to alternative treatments, including numerous generic antibiotics;

•                  the extent to which the product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

•                  the extent to which bacteria develops resistance to the product candidate, thereby limiting its efficacy in treating or managing infections;

•                  whether the product candidate is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

•                  the availability of adequate reimbursement by third parties, such as insurance companies and other healthcare payors;

•                  limitations or warnings contained in a product’s FDA-approved labeling;

•                  relative convenience and ease of administration; and

•      prevalence and severity of adverse side effects.

Because fidaxomicin is a differentiated antibiotic for the treatment of CDI, it may encounter additional hurdles to market acceptance by physicians, who may be skeptical about its clinical benefits, or healthcare payors, who may resist reimbursing a premium-priced therapeutic particularly in light of the availability of generic alternatives.

If approved, we plan to target our marketing of Pruvel primarily to high-prescribing physicians of antibiotics for infectious diarrhea, including those at travel clinics.  Because of the number of these physicians in the United States, we will be required to expend significant time and resources to obtain broad market acceptance of Pruvel among these physicians.  We do not have experience in marketing to this population of physicians and do not currently have the resources to be able to conduct such marketing efforts on our own.  As such, we may not be successful in any of these marketing efforts which would limit the commercial success of Pruvel.

In addition, in July 2008 the FDA notified makers of fluoroquinolone antimicrobial drugs for systemic use that a boxed warning is necessary for those products due to the risk of tendonitis and tendon rapture.  As prulifloxacin, the generic name for Pruvel, is a fluoroquinolone antibiotic it may be required to carry a black box warning.  Although these risks have been described for years on the product label of many fluoroquinolones, the increased awareness of this risk may impact the market potential for the fluoroquinolone class of antibiotics, including prulifloxacin.  Furthermore, because prulifloxacin has already been marketed by other companies outside the United States to treat a wide range of bacterial infections, including infectious diarrhea, urinary tract infections and respiratory tract infections, patients may be able to obtain prulifloxacin from these other companies, and not from us, if prulifloxacin is approved in the market where the patient is located.  We have rights to Pruvel only in the United States.  These patients may obtain prulifloxacin in these other markets from other companies even if these patients are from the United States.

Third-party payor coverage and reimbursement may be insufficient or unavailable altogether for our product candidates, which could diminish our or our collaborators’ sales or affect our or our collaborators’ ability to sell our products profitably.

Market acceptance and sales of our product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures.  Government third-party payors, such as the Medicare and Medicaid programs, and private payors, including health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels for these drugs. Because third-party payors increasingly are challenging prices charged and the cost-effectiveness of medical products, significant uncertainty exists as to the ability of our product candidates to receive adequate coverage and reimbursement.  We cannot be sure that third-party payors will place our product candidates on approved formularies or that reimbursement will be available in whole or in part for any of our product candidates.  Also, we cannot be sure that insufficient reimbursement amounts will not reduce the demand for, or the price of, our products, if approved.

Many healthcare providers, such as hospitals, receive a fixed reimbursement amount per procedure or other treatment therapy based on a prospective payment system, and these amounts are not necessarily based on the actual costs incurred.  As a result, these healthcare providers may be inclined to choose the least expensive therapies.  We cannot guarantee that our potential customers will find the reimbursement amounts sufficient to cover the costs of our product candidates or that our product candidates will be cost competitive compared to alternatives.

We have not commenced efforts to have our product candidates covered and reimbursed by government or third-party payors.  If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our products successfully or at all, which would harm our business and prospects.

If we fail to develop and commercialize other products or product candidates, we may be unable to grow our business.

A key element of our strategy is to commercialize a portfolio of innovative hospital specialty products in addition to fidaxomicin and Pruvel.  As a significant part of our growth strategy, we intend to develop and commercialize, independently and/or through collaboration partners, additional products and product candidates through our discovery research program using our proprietary technology, including OPopS.  The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical product candidates and products that fit into our development plans on terms that are acceptable to us. To supplement this strategy, we may also obtain rights to additional product candidates from third parties through acquisition or in-licensing transactions.

Any product candidate we identify or to which we acquire rights will likely require additional development efforts prior to commercial sale, including pre-clinical studies, extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities.  All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities.  In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

A significant portion of the research that we are conducting involves new and unproven technologies.  Research programs to identify new disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates.  Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If we are unable to develop suitable potential product candidates through internal research programs or by obtaining rights to novel therapeutics from third parties, our business and prospects will suffer.

Our focus on drug discovery and development using our technology platform, including our patented proprietary OPopS drug discovery platform, is novel and unique.  As a result, we cannot be certain that our product candidates will produce commercially viable drugs that safely and effectively treat infectious diseases or other diseases.  To date, our technology platform has yielded only a small number of anti-infective product candidates.  In addition, we do not have significant clinical data with respect to any of these potential product candidates.  Even if we or our collaborators are successful in completing clinical development and receiving regulatory approval for one commercially viable drug for the treatment of one disease using our technology platform and carbohydrate chemistry focus, we cannot be certain that we or our collaborators will also be able to develop and receive regulatory approval for other drug candidates for the treatment of other forms of that disease or other diseases.  If we fail to develop and commercialize, independently and/or through collaborators, viable drugs using our platform and specialized focus, we will not be successful in developing a pipeline of potential product candidates to follow fidaxomicin and Pruvel, and our business prospects would be significantly harmed.

Our future growth depends on our ability to identify and acquire or in-license products.  If we do not successfully identify and acquire or in-license related product candidates or integrate them into our operations, we may have limited growth opportunities.

We in-licensed the U.S. rights to Pruvel from Nippon Shinyaku who, along with Meiji-Seika Kaisha Ltd., conducted the initial development of this product candidate.  An important part of our business strategy is to continue to develop a pipeline of product candidates by acquiring or in-licensing products, businesses or technologies that we believe are a strategic fit for our business.  Future in-licenses or acquisitions, however, may entail numerous operational and financial risks, including:

•                  exposure to unknown liabilities;

•                  disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;

•                  incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

•                  higher than expected acquisition and integration costs;

•                  increased amortization expenses;

•                  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•                  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•                  inability to retain key employees of any acquired businesses.

We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure.  In particular, we may compete with larger pharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities.  These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities.  Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.

Our ability to pursue the development and commercialization of Pruvel, our other product candidates and our future product candidates depends upon the continuation of our licenses from third parties.

Our license agreement with Nippon Shinyaku provides us with an exclusive license to develop and commercialize Pruvel for any indication in the United States, with a right to sublicense to third parties.  In the event Nippon Shinyaku is not able to supply us with Pruvel, the license agreement provides us with a non-exclusive, worldwide right and license to manufacture or have Pruvel manufactured for us.  Either we or Nippon Shinyaku may terminate the license agreement immediately upon the bankruptcy or dissolution of the other party or upon a breach of any material provision of the agreement if the breach is not cured within 60 days following written notice.  In addition, we are entitled to terminate the agreement in the event that the FDA compels us to cease sales of Pruvel in the United States.  If our license agreement with Nippon Shinyaku terminates, we will lose our rights to develop, manufacture and commercialize Pruvel and our potential revenues would be limited.  Similarly, if our agreement with TSRI, for the license of our OPopS technology is terminated, we will not be able to further develop future product candidates using our OPopS technology, and our third party licensees may be unable to continue development of our existing out-licensed product candidates.

We rely on our majority-owned subsidiary, OBI, for the development of one of our product candidates.

In October 2009, we completed a number of transactions involving our subsidiary, OBI, including the sale of 40% of our ownership interest in OBI to various third party investors.  In connection with these transactions, we assigned to OBI, and OBI assumed from us, our rights and obligations under our license agreement with MSKCC related to our OPT-822/821 product candidate.  We also assigned to OBI certain of our intellectual property and know-how related to this product candidate. In exchange for these assignments, we have the right to receive certain milestone or royalty payments relating to OPT-822/821.

We cannot assure you that OBI will successfully advance the development of OPT-822/821.  In addition, if OBI does not comply with its obligations under the agreement with MSKCC, the agreement may be terminated and we may not be able to re-assume our rights under the agreement.  If the agreement with MSKCC was terminated and we were unable to re-assume our rights, we would not be able to pursue further development of OPT-822/821.  Moreover, the addition of third party investors in OBI has also diminished our ability to control OBI, which is now subject in some respects to the rights of the third party minority stockholders.  In the future, additional equity financings or other issuances of equity securities or securities convertible into equity by OBI may further reduce our ownership position in OBI and we may not maintain a controlling interest in OBI.  To the extent that we do not maintain a controlling equity interest in OBI in the future, we would have to rely on OBI’s contractual obligations, including under our Intellectual Property Assignment and License Agreement, to ensure that OBI continues development of OPT-822/821 and complies with its obligations under the MSKCC agreement.  Finally, OBI will need additional funds to further develop and commercialize OPT-822/821, and OBI may not be able to secure adequate funding or be able to do so on terms you or we believe are favorable.  If OBI is unable to raise additional funds to continue operations, or otherwise fails to advance the development of OPT-822/821, we will not receive milestone or royalty payments with respect to this product candidate, and the value of our OBI equity position would likely diminish. To the extent we provide funds to OBI through additional equity investments or otherwise, we may need to divert funds away from our other product candidate programs which could adversely affect the development and/or commercialization of those other product candidates.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if product candidates are introduced commercially.  An individual may bring a liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury.  If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities.  Regardless of merit or eventual outcome, liability claims may result in:

•                  decreased demand for our product candidates;

•                  injury to our reputation;

•                  termination of clinical trial sites or entire clinical trial programs;

•                  withdrawal of clinical trial participants;

•                  significant litigation costs;

•                  substantial monetary awards to or costly settlement with patients;

•                  product recalls;

•                  loss of revenues; and

•                  the inability to commercialize our product candidates.

We may become dependent upon consumer perceptions of us and the safety and quality of our product candidates.  We could be adversely affected if we or our product candidates are subject to negative publicity.  We could also be adversely affected if any of our potential products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to consumers.  Also, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from consumers’ use or misuse of our potential products or any similar products distributed by other companies could have a material adverse impact on our results of operations.

We have global clinical trial liability insurance that covers our clinical trials up to a $10.0 million annual aggregate limit.  Our current or future insurance coverage may prove insufficient to cover any liability claims brought against us.  We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates, which would increase our insurance premiums.  Because of the increasing costs of insurance coverage, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain.  Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical testing.  In addition, sub-analysis of clinical trial data may reveal limitations of our product candidates even though top-line results are positive.  The type and amount of clinical data necessary to gain regulatory approval for our product candidates may also change during or after completion of our clinical trials or we may inaccurately characterize such requirements. Moreover, we cannot guarantee that the FDA or comparable foreign regulatory authorities will agree with our interpretation of clinical trial data, or find such data sufficient to grant product approval.

Delays in clinical trials are common and have many causes, and any such delays could result in increased costs to us and jeopardize or delay our ability to achieve regulatory approval and commence product sales as currently contemplated.

We have in the past experienced delays in clinical trials of our product candidates and we may experience delays in future clinical trials.  For example, we are planning to conduct proof-of-concept clinical trials for other indications of fidaxomicin and we may conduct a study subsequent to NDA submission to compare fidaxomicin to metronidazole for the treatment of CDI.  We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all.  Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites, in obtaining institutional review board approval at each site, in recruiting suitable patients to participate in a trial, in having patients complete a trial or return for post-treatment follow-up, in adding new sites or in obtaining sufficient supplies of clinical trial materials.  Many factors affect patient enrollment, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating and whether the clinical trial design involves comparison to placebo.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing antibiotics that have established safety and efficacy profiles or with administering placebo to patients in our placebo-controlled trials.  Further, a clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.  If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed.  In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues.  Any of these occurrences may significantly harm our business, financial condition and prospects.

We may be required to suspend or discontinue clinical trials due to adverse events, adverse side effects or other safety risks that could preclude approval of our product candidates or negatively affect sales of any marketed product.

Our clinical trials may be suspended at any time for a number of reasons.  We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants.  For example, in November 2010, due to a higher than expected incidence of cutaneous rash during the course of a study of the possible interaction between Pruvel and antacids, we informed the FDA that we were voluntarily terminating the research study.  In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to participants.  In our Phase 3 clinical trials of fidaxomicin, the most common drug-related side effects reported were nausea, vomiting, constipation, anorexia, headache and dizziness.  Patients treated with Pruvel have experienced drug-related side effects including abdominal pain, diarrhea, nausea, renal toxicities, cardiac arrhythmias, photosensitivity, rash, excessive flushing of the skin and central nervous system effects, such as seizures.  If adverse, drug-related events are encountered or suspected, our trials would be interrupted, delayed or halted and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications.  Adverse events encountered in any post-approval studies may also harm our efforts and those of our collaborators to market our product candidates or could result in withdrawal of regulatory approvals.  Even if we believe our product candidates are safe, our data is subject to review by the FDA, which may disagree with our conclusions and delay or deny approval of our product candidates which would significantly harm the commercial prospects of such product candidates.  Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse side effects as a result of participating in our clinical trials.  Any of these occurrences may significantly harm our business and prospects.

We have relied and in the future may rely on third parties to conduct our clinical trials.  If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we and our collaborators may not be able to obtain regulatory approval for or commercialize our product candidates.

We have in the past entered into agreements with third-party CROs, such as INC Research, to provide monitors for and to manage data for our clinical programs.

We and any CROs conducting clinical trials for our product candidates are required to comply with current good clinical practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development.  The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites.  If we or the CROs that conduct clinical trials of our product candidates fail to comply with applicable GCPs, the clinical data generated in the clinical trials may be deemed unreliable and the FDA may require additional clinical trials before approving any marketing applications.  We cannot assure you that, upon inspection, the FDA will determine that any clinical trials of our product candidates comply with GCPs.  In addition, our clinical trials must be conducted with product produced under cGMP regulations, and require a large number of test subjects.  Our failure to comply with these regulations may require us to repeat clinical trials, which would be costly and delay the regulatory approval process and commercialization of our product candidates.

In addition, these third-party CROs are not our employees, and we cannot control whether or not they devote sufficient time and resources to our clinical programs.  These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could harm our competitive position.  If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, our clinical trials may be extended, delayed or terminated or may have to be repeated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.  As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Current healthcare laws and regulations and future legislative or regulatory reforms to the healthcare system may affect our ability to sell our product candidates profitably.

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated

goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. Among the provisions of PPACA of greatest importance to the pharmaceutical industry are the following:

•                  an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, beginning in 2011;

•                  an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•                  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their overage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D, beginning in 2011;

•                  extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, effective March 23, 2010;

•                  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in April 2010 and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•                  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program, effective in January 2010;

•                  new requirements to report certain financial arrangements with physicians, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013, and reporting any investment interests held by physicians and their immediate family members during the preceding calendar year;

•                  a new requirement to annually report drug samples that manufacturers and distributors provide to physicians, effective April 1, 2012;

•                  a licensure framework for follow-on biologic products; and

•                  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

We anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

We also cannot be certain that fidaxomicin and Pruvel or other current or future drug candidates will successfully be placed on the list of drugs covered by particular health plan formularies, nor can we predict the negotiated price for our drug candidates, which will be determined by market factors. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate.  If fidaxomicin and Pruvel or other current or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products.

As a result of the PPACA and the trend towards cost-effectiveness criteria and managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs.  They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals.  As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse for newly-approved drugs, which in turn will put pressure on the pricing of drugs.  Further, we do not have experience in ensuring approval by applicable third-party payors outside of the United States for coverage and reimbursement of our products.  The availability of numerous generic antibiotics at lower prices than branded antibiotics can also be expected to substantially reduce the likelihood of reimbursement for fidaxomicin and Pruvel.  We also anticipate pricing pressures in connection with the sale of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

We must comply with federal and state “fraud and abuse” laws, and, if we are unable to fully comply with such laws, we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

In the United States, we are also subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•                  the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•                  federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•                  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters;

•                  federal “sunshine” laws that require transparency regarding financial arrangements with health care providers, such as the reporting and disclosure requirements imposed by PPACA on drug manufacturers regarding any “transfer of value” made or distributed to prescribers and other health care providers; and

•                  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Some states, such as California, Massachusetts and Vermont, mandate implementation of comprehensive compliance programs to ensure compliance with these laws.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations.  Moreover, recent healthcare reform legislation has strengthened these laws.  For example, the recently enacted PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.  In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes.  We also expect there will continue to be federal and state laws and/or regulations, proposed and implemented, that could impact our operations and business.  The extent to which future legislation or regulations, if any, relating to healthcare fraud abuse laws and/or enforcement, may be enacted or what effect such legislation or regulation would have on our business remains uncertain. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid, and the curtailment or restructuring of operations.  We believe that our operations are in material compliance with such laws and we are aware of the need to increase our compliance resources if we begin marketing products.  However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws.  In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Our business involves the use of hazardous materials and we and our third-party manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers’ activities and, to a lesser extent, our own activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds.  We and our manufacturers are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials.  Although we believe that the safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.  We currently have insurance coverage in the amount of approximately $250,000 for damage claims arising from contamination on our property.  These amounts may not be sufficient to adequately protect us from liability for damage claims relating to contamination.  If we are subject to liability exceeding our insurance coverage amounts, our business and prospects would be harmed.  In the event of an accident, state or federal authorities may also curtail our use of these materials and interrupt our business operations.

Our business and operations would suffer in the event of computer, telecommunications or other system failure.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures.  Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug development programs.  For example, the loss of clinical trial information from completed or ongoing clinical trials for fidaxomicin or Pruvel, which is maintained by our third-party CRO, could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.  To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability and the further development of our product candidates may be delayed.

Risks Related to Our Intellectual Property

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of the use, formulation and structure of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges, including those from generic drug manufacturers.  Our ability to protect our product candidates from unauthorized making, using, selling, offering to sell or importing by third parties is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.  No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States.  The biotechnology patent environment outside the United States is even more uncertain.  Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property.  Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents, our patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.  For example:

•                  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our issued patents and pending patent applications or licensed patents and pending patent applications, or for which we are not licensed under our license agreements;

•                  others may be able to make competing pharmaceutical formulations containing our product candidates or components of our product formulations that are either not covered by the claims of our issued patents or licensed patents, not licensed to us under our license agreements or are subject to patents that expire;

•                  we or our licensors might not have been the first to make the inventions covered by our issued patents and pending patent applications or the pending patent applications and issued patents of our licensors;

•                  we or our licensors might not have been the first to file patent applications for these inventions;

•                  others may independently develop similar or alternative technologies or duplicate any of our technologies;

•                  it is possible that our pending patent applications or our licensed patent applications will not result in issued patents;

•                  our issued patents and pending patent applications or the pending patent applications and issued patents of our licensors may not provide us with any competitive advantages, may be designed around by our competitors, including generic drug companies, or may be held invalid or unenforceable as a result of legal challenges by third parties;

•                  we may not develop additional proprietary technologies that are patentable; or

•                  the patents of others may have an adverse effect on our business.

In addition, to the extent we are unable to obtain and maintain patent protection for our product candidates or in the event such patent protection expires, it may no longer be cost effective to extend our portfolio by pursuing additional development of a product candidate for follow-on indications.

We have three issued patents, one allowed patent application and nine pending patent applications related to fidaxomicin in the U.S.  We also have five issued foreign patents related to fidaxomicin.

The patent and patent applications related to fidaxomicin encompass various topics relating to:

•                  composition of matter;

•                  pharmaceutical composition and methods of use;

•                  polymorphic forms and pharmaceutical compositions thereof;

•                  manufacturing processes;

•                  treatment of diseases;

•                  formulation;

•                  selected indications in CDI patients; and

•                  primary metabolites.

If we are unable to obtain sufficient patent protection encompassing fidaxomicin, our competitors, including generic drug companies, may be able to design other similar formulations of the active ingredient of fidaxomicin.  Furthermore, even though the manufacturing process patent has issued, and even if the formulation patent application results in an issued patent, our competitors, including generic drug companies, may be able to design around our manufacturing processes or formulation for fidaxomicin.  As a result, our competitors may be able to develop competing products without infringing our patents.

We plan to evaluate our commercialization options for Pruvel which we expect would be marketed to high-prescribing physicians of antibiotics for infectious diarrhea.  The primary patent covering Pruvel expired in February 2009.  In 2009, our licensor, Nippon Shinyaku, received an additional patent in the U.S. which relates to a key intermediate in the manufacturing process for Pruvel.  Despite its issuance, this patent may later be challenged by a third party or fail to prevent a third party from producing and marketing a generic form of Pruvel in the United States.   If the available protection afforded by this patent is insufficient, we will likely rely on one or more regulatory marketing exclusivities for Pruvel in the United States.  Specifically, if our NDA for Pruvel is approved, we expect to receive a five-year period of marketing exclusivity under the Hatch-Waxman Act. This exclusivity period is available to the first applicant to gain approval of an NDA for a new chemical entity, or NCE, that has not previously been approved as an active ingredient under Section 505(b) of the Food Drug and Cosmetic Act, or FDCA.  While we expect that the NCE exclusivity period will be available for Pruvel, if the recent patent is insufficient to maintain exclusivity in the United States with respect to Pruvel, we may face generic competition in the United States five years after our NDA for Pruvel is approved by the FDA. If we are unable to obtain marketing exclusivity beyond five years from the approval of our NDA, our potential revenues from Pruvel sales in the U.S. will be limited.

We depend, in part, on our licensors and collaborators to protect a portion of our proprietary rights.  In such cases, our licensors and collaborators may be primarily or wholly responsible for the maintenance of patents and prosecution of patent applications relating to important areas of our business.  For example, Nippon Shinyaku is responsible for the maintenance of patents and prosecution of patent applications relating to Pruvel.  We may also be dependent on Par to provide technical support for patent applications relating to fidaxomicin.  If any of these parties fail to adequately protect these product candidates with issued patents, our business and prospects would be significantly harmed.

Under our agreement with Nippon Shinyaku, in the event Nippon Shinyaku fails to take all steps necessary to seek extension of the patents licensed to us in the United States 180 days after we request such action be taken, then we have the right to take all necessary actions to extend the licensed patents.  Our agreement with Par does not have explicit provisions regarding our rights to take necessary action with respect to maintenance of patents and prosecution of patent applications nor do such agreements provide us with any legal recourse in the event such parties do not so maintain and/or prosecute.  If any of these parties or others on which we rely for patent maintenance and prosecution fail to adequately maintain patents and prosecute patent applications relating to technology licensed to or from us, we may be required to take further action on our own to protect this technology.  However, we may not be successful in maintaining such patents or prosecuting such patent applications and if so, our business and prospects would be significantly harmed.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors.  Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States are sometimes less willing to protect trade secrets.  Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we or our licensors fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may incur substantial costs as a result of litigation or other proceedings relating to our patent, trademark and other intellectual property rights, and we may be unable to protect our rights to, or use, our technology.

If we or, as applicable, our commercialization partners, including Astellas pursuant to its first right to enforce the patents licensed to it in the Astellas territory, choose to go to court to stop someone else from using our inventions, that individual or company has the right to ask the court to rule that the underlying patents are invalid and/or should not be enforced against that third party.  These lawsuits are expensive and would consume time and other resources even if we or our commercialization partner were successful in stopping the infringement of these patents.  There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making, using or selling our product candidates.  These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel.  There is a risk that a court would decide that we or our commercialization partners are infringing the third party’s patents and would order us or our partners to stop the activities covered by the patents.  In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party’s patents.  We have indemnified our commercialization partners, including Astellas, against patent infringement claims and thus would be responsible for any of their costs associated with such claims and actions.  The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use.  The coverage of patents is subject to interpretation by the courts and the interpretation is not always uniform.  If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this.  Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Although we have conducted searches of third-party patents with respect to fidaxomicin and Pruvel, these searches may not have identified all third-party patents relevant to those products and we have not conducted an extensive search of patents issued to third parties with respect to our other product candidates.  Consequently, no assurance can be given that third-party patents containing claims covering our products, technology or methods do not exist, have not been filed, or could not be filed or issued.  Because of the number of patents issued and patent applications filed in our technical areas or fields, we believe there is a risk that third parties may allege they have patent rights encompassing our products, technology or methods.  In addition, we have not conducted an extensive search of third-party trademarks, so no assurance can be given that such third-party trademarks do not exist, have not been filed, could not be filed or issued, or could not exist under common trademark law.  While we have filed a trademark application for the names “Optimer”, “Optimer Pharmaceuticals” and “Pruvel”, we are aware that the name “Optimer” has been registered as a trademark with the U.S. PTO by more than one third party, including one in the biotechnology space.  As such, we believe there is a significant risk that third parties may allege they have trademark rights encompassing the names for which we have applied for protection.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications, or that we or our licensors were the first to invent the technology.  Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours.  Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies.  If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. PTO to determine priority of invention in the United States.  The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Risks Related to the Securities Market and Ownership of Our Common Stock

The market price of our common stock may be highly volatile.

Before our initial public offering in February 2007, there was no public market for our common stock.  We cannot assure you that an active trading market will exist for our common stock. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•                  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

•                  announcement of FDA or comparable foreign regulatory agency approval or non-approval of our or our competitors’ product candidates, or specific label indications for their use, or delays in the FDA or comparable foreign regulatory agency review process;

•                  actions taken by the FDA or other regulatory agencies with respect to our product candidates, clinical trials, manufacturing process or marketing and sales activities;

•                  any adverse development or perceived adverse development with respect to the FDA’s review of our NDA for fidaxomicin or the EMA’s review of our MAA for fidaxomicin, including a request for additional information;

•                  any delays in the FDA’s review of our NDA for fidaxomicin, including the FDA’s inability to complete its review by the PDUFA goal date of May 30, 2011;

•                  developments our ability to submit an NDA for Pruvel to the FDA, including as a result of our pending investigation of the safety of Pruvel;

•                  changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

•                  the success of our development efforts and clinical trials, particularly with respect to fidaxomicin and Pruvel;

•                  announcements by our collaborators with respect to clinical trial results, regulatory submissions and communications from the FDA or comparable foreign regulatory agencies;

•                  the success of our efforts to acquire or in-license additional products or product candidates;

•                  developments concerning our collaborations and partnerships, including but not limited to those with our sources of manufacturing supply and our development and commercialization partners;

•                  our dependence on our collaborators, such as Astellas, to commercialize and further develop our products in foreign countries in compliance with foreign regulatory schemes;

•                  our failure to successfully execute our commercialization strategy with respect to our products following marketing approval thereof;

•                  the success of our continuing efforts to establish and build marketing and sales capabilities;

•                  inability to obtain adequate commercial supply for any product following marketing approval thereof, or inability to do so at acceptable prices;

•                  actual or anticipated variations in our quarterly operating results;

•                  announcements of technological innovations by us, our collaborators or our competitors;

•                  new products or services introduced or announced by us or our commercialization partners, or our competitors and the timing of these introductions or announcements;

•                  the development of generic product alternatives to our or our competitors’ products;

•                  third-party coverage or reimbursement policies;

•                  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•                  conditions or trends in the biotechnology and biopharmaceutical industries;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  changes in the market valuations of similar companies;

•                  sales of common stock or other securities by us or our stockholders in the future;

•                  additions or departures of key scientific or management personnel;

•                  our ability to successfully integrate our new executive personnel into our organization;

•                  difficulties associated with the expansion of our domestic operations into a bicoastal organization;

•                  disputes or other developments relating to intellectual property, proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

•                  trading volume of our common stock.

In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated and/or disproportionate to the operating performance of those companies.  These broad market and industry factors may significantly harm the market price of our common stock, regardless of our operating performance.  In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies.  Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could significantly harm our business, financial condition and prospects.

Future sales of our common stock in the public market could cause our stock price to decline.

Persons who were our stockholders prior to our initial public offering continue to hold a substantial number of shares of our common stock. Many of these stockholders are able to sell their shares in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by such stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock.  Moreover, the holders of a substantial number of shares of our common stock have rights, subject to certain conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders.

We have also registered all common stock that we have issued under our employee benefits plans. As a result, these shares can be freely sold in the public market upon issuance, subject to any applicable restrictions under the securities laws. In addition, our directors and executive officers may in the future establish programmed selling plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for the purpose of effecting sales of our common stock. If any of these events cause a large number of our shares to be sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We may not be able to liquidate our holding in an auction rate security.

Our investment securities consist of money market funds, corporate debt securities and government agency securities. As of September 30, 2010, we held one auction rate preferred security valued at $882,000 with perpetual maturity dates that reset every 28 days.  The negative conditions in the global credit markets have prevented some investors from liquidating their holdings, including their holdings of auction rate securities.  There was insufficient demand at auction for our auction rate preferred security.  As a result, such security is currently not liquid, and we could be required to hold it until it is redeemed by the issuer or to maturity.  In the event we need to access the funds that are in an illiquid state, we will not be able to do so without a loss of principal, until a future auction on this investment is successful, the security is redeemed by the issuer or it matures. We have reduced the carrying value of our auction rate security by $118,000 to reflect an estimated change in fair market value due primarily to a lack of liquidity. Although the auction rate security continues to pay interest according to its stated terms, based on valuation models, we have recorded an unrealized loss for an other-than-temporary change in valuation of $118,000.  If the credit ratings of the security issuer deteriorates or if uncertainties in these markets continue and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an impairment charge, which could negatively affect our financial condition, cash flow and reported earnings.

We will continue to incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will continue to incur significant legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, or Nasdaq, impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  Moreover, these rules and regulations result in increased legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, these rules and regulations make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to incur substantial costs in the future to maintain the same or similar coverage.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We are required to perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of the Sarbanes-Oxley Act. Additionally, our independent auditors were required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. At September 30, 2010, management and our independent auditors did not identify any material weaknesses in our internal controls over financial reporting. Our efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. While we anticipate maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, or remove our current management.  These provisions include:

•                  a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•                  authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•                  limiting the removal of directors by the stockholders;

•                  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•                  eliminating the ability of stockholders to call a special meeting of stockholders; and

•                  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.  In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with a stockholder owning 15% or more of our outstanding voting stock for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors.  This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.  Such a delay or prevention of a change of control transaction could cause the market price of our stock to decline.